Exhibit 4.7

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT AGREEMENT

(Common Stock Purchase Warrant of Biomolecular Life Holdings, Inc.)

Issue Date: Oct 7, 2026
Warrant Shares: 400,000
Warrant Price: $3.00 per share
Expiration Date: The fifth (5th) anniversary of the Issue Date

This WARRANT AGREEMENT (this "Warrant") is made as of the Issue Date by and between **Biomolecular Life Holdings, Inc.**, a Florida corporation with its principal office at 1395 Brickell Avenue, Suite 800, Miami, Florida 33131 (the "Company"), and The David and Jessika Contreras Living Trust, with an address at 6070 National Blvd #215, Ave Maria, Fl 34142 (the "Holder").

This Warrant is issued in connection with, and as additional consideration for, that certain Convertible Promissory Note of even date herewith issued by the Company to the Holder in the principal amount of $400,000.00 (the "Note"), pursuant to a Subscription Agreement of even date herewith between the Company and the Holder (the "Subscription Agreement"), in a private offering exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act").

1. GRANT

1.1 **Grant.** For value received, the Company grants the Holder the right to purchase from the Company, at any time on or after the Issue Date and before 5:00 p.m. Eastern time on the Expiration Date, up to 400,000 fully paid and non-assessable shares of the Company's common stock, par value $0.0001 per share (the "Common Stock", and such shares the "Warrant Shares"), at the Warrant Price.

1.2 **Warrant Shares.** The number of Warrant Shares equals the $400,000.00 principal amount of the Note divided by the Warrant Price, rounded down to the nearest whole share, representing one hundred percent (100%) warrant coverage.

1.3 **Warrant Price.** The exercise price is $3.00 per share (the "Warrant Price"), subject to adjustment under Section 4.

1.4 **Expiration.** This Warrant expires and becomes void at 5:00 p.m. Eastern time on the Expiration Date. The Holder has no rights under this Warrant after that time.

2. EXERCISE

2.1 **Manner of Exercise.** The Holder may exercise this Warrant in whole or in part, at any time and from time to time before the Expiration Date, by delivering to the Company (a) the Exercise Notice attached as Annex A, completed and signed, and (b) payment of the aggregate Warrant Price for the shares being purchased, in immediately available funds.

2.2 **Delivery.** The Company shall issue the Warrant Shares within fifteen (15) Business Days after receipt of a valid Exercise Notice and payment. Shares shall be issued in book-entry form bearing the legend set forth in Section 7.1. "Business Day" means any day other than a Saturday, Sunday or day on which banks in the State of Florida are authorized or required by law to close.

2.3 **Partial Exercise.** Upon any partial exercise, this Warrant continues in effect for the balance of the Warrant Shares. The Company shall, upon the Holder's request, issue a replacement warrant reflecting the remaining Warrant Shares.

2.4 **No Cashless Exercise.** This Warrant may be exercised only for cash. No cashless or net exercise is permitted.

2.5 **Fractional Shares.** No fractional shares shall be issued. In lieu of any fractional share, the Company shall pay cash equal to the fair market value of that fractional share as reasonably determined by the Company's board of directors.

2.6 **Taxes.** The Company shall pay any documentary or transfer taxes on the issuance of Warrant Shares. The Holder is responsible for its own income taxes and for any tax arising from a transfer of this Warrant or the Warrant Shares.

3. BENEFICIAL OWNERSHIP LIMITATION

3.1 **Limitation.** Notwithstanding anything in this Warrant to the contrary, the Company shall not effect any exercise, and the Holder shall have no right to exercise, to the extent that after giving effect to the exercise the Holder, together with its affiliates and any persons acting as a group with the Holder, would beneficially own in excess of nine and ninety-nine hundredths percent (9.99%) of the shares of Common Stock then issued and outstanding. Beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules thereunder. This limitation applies on an aggregate basis with the conversion limitation in the Note.

3.2 **Reliance.** The Company may rely on the Holder's statement in the Exercise Notice as to its beneficial ownership and has no obligation to verify it.

4. ADJUSTMENTS

4.1 **Splits, Dividends and Recapitalizations.** If the Company at any time (a) subdivides or combines its outstanding shares of Common Stock, including by forward or reverse stock split, (b) pays a dividend or makes a distribution on its Common Stock payable in shares of Common Stock, or (c) effects a reclassification, recapitalization or other similar change in the Common Stock, then the Warrant Price and the number of Warrant Shares shall each be proportionately adjusted so that the Holder is placed in the same economic position immediately after the event as immediately before it.

4.2 **Fundamental Transaction.** In the event of any merger, consolidation, sale of all or substantially all of the Company's assets, or other transaction in which the Common Stock is converted into or exchanged for other securities, cash or property (a "Fundamental Transaction"), the Holder shall thereafter have the right to receive, upon exercise and payment of the Warrant Price, the securities, cash or property the Holder would have received had it exercised this Warrant in full immediately before the Fundamental Transaction.

4.3 **Notice.** The Company shall give the Holder not less than ten (10) days' prior written notice of any event described in Section 4.1, and not less than twenty (20) days' prior written notice of any Fundamental Transaction.

4.4 **Calculation.** Adjustments under this Section 4 shall be calculated to the nearest one hundredth of a cent and the nearest whole share. The Company shall promptly deliver to the Holder a written statement describing any adjustment and showing the calculation.

4.5 **No Other Adjustment.** Except as set forth in this Section 4, no adjustment shall be made to the Warrant Price or the number of Warrant Shares. The Holder has no anti-dilution protection against the issuance of additional securities at any price.

5. RESERVATION OF SHARES

The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting exercises of this Warrant, a number of shares sufficient to permit the exercise of this Warrant in full. All Warrant Shares, upon issuance against payment of the Warrant Price, shall be duly authorized, validly issued, fully paid and non-assessable, free of all liens other than the restrictions on transfer under this Warrant and applicable securities laws.

6. NO RIGHTS AS A STOCKHOLDER

This Warrant does not entitle the Holder to any voting rights, dividends, or other rights as a stockholder of the Company before exercise. Upon exercise, the Holder shall have the rights of a holder of Common Stock only as to the Warrant Shares actually issued.

7. RESTRICTED SECURITIES

7.1 **Restrictive Legend.** This Warrant and each book-entry position representing Warrant Shares shall bear a restrictive legend in substantially the form appearing on the first page of this Warrant.

7.2 **No Present Resale.** This Warrant and the Warrant Shares are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act and are subject in all respects to Section 4 of the Subscription Agreement, which the Holder has read and understands. Without limiting that Section, the Holder acknowledges that Rule 144 is not presently available for the resale of the Warrant Shares by reason of Rule 144(i), that the Holder may be required to hold the Warrant Shares for an indefinite period, and that there can be no assurance that Rule 144 will become available.

7.3 **No Registration Rights.** The Company grants the Holder no registration rights with respect to this Warrant or the Warrant Shares.

7.4 **Transfer Restrictions.** The Holder shall not offer, sell, transfer, pledge, hypothecate or otherwise dispose of this Warrant or any Warrant Shares except (a) pursuant to an effective registration statement under the Securities Act, or (b) pursuant to a valid exemption from registration, and in the case of clause (b) only upon delivery to the Company and its transfer agent of an opinion of counsel reasonably satisfactory to the Company that such registration is not required. Any transferee must agree in writing to be bound by this Warrant.

7.5 **Representations.** The Holder's representations in Section 3 of the Subscription Agreement are incorporated into this Warrant by reference and are deemed made again as of the date of each exercise.

8. GENERAL PROVISIONS

8.1 **Governing Law; Venue; Jury Waiver.** This Warrant is governed by the laws of the State of Florida, without regard to its conflict of laws principles. Each party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Miami-Dade County, Florida, and waives any objection to venue in those courts. EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS WARRANT.

8.2 **Relationship to the Note.** In the event of any conflict between this Warrant and the Note, the Note controls.

8.3 **Loss or Mutilation.** Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of an indemnity reasonably satisfactory to the Company, the Company shall issue a replacement warrant of like tenor.

8.4 **Notices.** All notices shall be in writing and delivered to the addresses set forth above, or such other address as a party may designate in writing. Notices are deemed given upon personal delivery, upon confirmed electronic mail transmission, one (1) Business Day after deposit with a nationally recognized overnight courier, or three (3) Business Days after deposit in the United States mail, certified, return receipt requested.

8.5 **Amendments.** This Warrant may not be amended or waived except by a written instrument signed by both parties.

8.6 **Severability.** If any provision is held invalid or unenforceable, the remaining provisions continue in full force and effect.

8.7 **Successors.** This Warrant binds and inures to the benefit of the parties and their respective permitted successors and assigns.

8.8 **Counterparts; Electronic Signatures.** This Warrant may be executed in counterparts, each of which is an original and all of which together constitute one instrument. Signatures delivered by facsimile, portable document format or other electronic means are original signatures.

[Signatures on following page]

[Signature page to Warrant Agreement]

IN WITNESS WHEREOF, the parties have executed this Warrant Agreement as of the Issue Date first written above.

COMPANY:
BIOMOLECULAR LIFE HOLDINGS, INC.

____

Name: Jessika Wiesner
Title: Chief Executive Officer
Email address: biomolecularpharma@gmail.com
Date: Oct 7, 2026

HOLDER:

____

Name: The David and Jessika Contreras Living Trust
Title: Trustee
Email address: info@drdavidcontreras.com
Date: Oct 7, 2026

ANNEX A

Exercise Notice

To: Biomolecular Life Holdings, Inc.

The undersigned Holder hereby elects to exercise that Warrant and to purchase 400,000___ shares of Common Stock of Biomolecular Life Holdings, Inc. at the Warrant Price of $3.00 per share, for an aggregate exercise price of $400,000.00, which the Holder is delivering herewith in immediately available funds.

The Holder certifies that:

(a) the representations of the Holder set forth in Section 3 of the Subscription Agreement are true and correct as of the date of this notice;

(b) after giving effect to this exercise, the Holder together with its affiliates and any persons acting as a group with the Holder will not beneficially own in excess of 9.99% of the outstanding shares of Common Stock; and

(c) the Holder understands that the shares issued upon this exercise are restricted securities, will bear a restrictive legend, and may not presently be resold in reliance upon Rule 144 by reason of Rule 144(i).

Please issue the shares in book-entry form in the name and to the account set forth below.

Name of record holder: The David and Jessika Contreras Living Trust____________________

Taxpayer identification number: 93-6828346_____________________________

Address: 6070 National Blvd #215 Ave Maria, Fl 34142 _____________________________

____

Name: Jessika Wiesner_____________________________
Title: Trustee_____________________________
Email address: info@drdavidcontreras,com_____________________________
Date: Oct 7, 2026_____________________________